EXHIBIT 99.1 – Press release

For Release Before Market Opens
January 7, 2011

Peoples Educational Holdings, Inc. Reports Second Quarter Results

Saddle Brook, New Jersey, January 7, 2011 – Peoples Educational Holdings, Inc. (NASDAQ: PEDH), a leading provider of supplemental educational material for the K-12 school market, today announced  financial results for the three and six months ended November 30, 2010.

Net revenue for the quarter was $6.2 million, a decrease of $1.1 million from the same period in the prior year.  Revenue from the Test Preparation, Assessment and Instruction product group was $4.0 million, compared to $4.9 million in the prior year. College Preparation product group revenue for the period was $1.8 million, a year-over-year decline of $186,000 and Literacy product group revenue was $371,000 compared to $405,000 in the prior year.  Net loss for the quarter was $581,000, compared to $303,000 in the prior year.  Basic and diluted net loss per share was $0.13, compared to $0.07 in the prior year. Non-GAAP net loss, which excludes non-recurring costs and adjusts for the difference between prepublication expenditures and amortization, for the current period was $825,000, or $0.18 per share, compared to a Non-GAAP net income of $29,000 or $0.01 per share in the prior year (see Exhibit 1).

Net revenue for the six months ended November 30, 2010 was $19.3 million, a decline of $2.8 million from the same period in the prior year. Test Preparation, Assessment and Instruction product group revenue was $9.1 million, a year-over-year decline of $2.1 million.  College Preparation product group revenue was $9.0 million, a decline of $0.6 million and revenue generated from our Literacy product group was $1.2 million, a decline of $47,000.  Net income for the period was $471,000; a decline from prior year results of $1.2 million, and earnings per share was $0.11, as compared to $0.26 in the prior year.  Non-GAAP net income for the six month period was $115,000, or $0.03 per share compared to $1.9 million or $0.42 per share in the prior year. The year-over-year decline in Non-GAAP net income is due to the $687,000 decline in Net Income and an increase, due to the timing of new product releases, of $1.6 million in product development expenditures.

Free cash flow (cash provided by operating activities reduced by expenditures for prepublication costs, equipment and intangibles, see Exhibit 2) was $2.2 million, a decline from $5.3 million in the prior year. The change in the free cash flow is a result of the difference in net income between the two periods and the $1.6 million year-over-year increase in prepublication costs (product development) expenditures, as a result of the timing of our development schedule.  We anticipate the full-year product development expenditures to be in line with the prior year expenditures.

Financial Highlights for the Six Months Ended November 30, 2010

•
Free Cash Flow (cash provided by operating activities reduced by expenditures for prepublication cost, equipment and intangibles, see Exhibit 2) for the six months continues to be strong at $2.2 million.

•	Amortization of prepublication costs decreased by 7.1% on a year-over-year basis.
•	General and Administrative expenses declined 6.2% from the prior year to $2.2 million.
•	Bank Debt declined by $2.3 million from May 31, 2010.

Business Outlook – Guidance Revised

Brian T. Beckwith, President and CEO, commented, “The K-12 supplemental market continues to be impacted by budget cuts and schools are reacting by delaying, and in some cases reducing or not placing orders for supplemental materials.  These circumstances have had an adverse impact on our revenue.  However, we continue to closely manage our operating expenses while continuing to invest in new product offerings with an emphasis on the continued rollout of our digital product; ePath Knowledge Suite, and new products aligned to the Common Core State Standards. Despite the current state of the market, we feel this product development strategy will have long term benefits and position us well for future growth when the market improves.”

 “Based on our six month year to date results and our forecast for the balance of the year, we are adjusting our full year guidance.  We expect revenue to be between $34 million to  $35 million, net income of $250,000 to $500,000, or $0.06 to $0.11 per basic share, Non-GAAP net income to be between $500,000 to $1.0 million, or $0.11 to $0.22 per basic share, and positive free cash flow to range between $1.5 million to $2.5 million.”

Use of Non-GAAP Financial Measures

Some of the measures in this press release are Non-GAAP financial measures within the meaning of SEC Regulation G.  We believe that presenting Non-GAAP net income and Non-GAAP earnings per share and Free Cash Flow are useful to investors because they describe our operating performance and help gauge our ability to generate cash flow.  We use these Non-GAAP measures as important indicators of our past performance and to plan and forecast performance in future periods.  The Non-GAAP financial information presented may not be comparable to similarly titled financial measures used by other companies, and investors should not consider Non-GAAP financial measures in isolation from, or in substitution for, financial information presented in compliance with GAAP.

Conference Call

We have scheduled a conference call today, January 7, 2011, at 11:00 A.M. Eastern Time. The call will be hosted by Brian Beckwith, President and Chief Executive Officer and Michael DeMarco, Executive Vice President and Chief Financial Officer.  A slide presentation highlighting points discussed in our conference call will also be available prior to the conference call through the investor relations section of our web site at www.peopleseducation.com.

About Peoples Educational Holdings, Inc.

Peoples Educational Holdings, Inc., is a publisher and marketer of print and digital educational materials for the K-12 school market. The Company focuses its efforts in three market areas:

Test Preparation, Assessment, and Instruction
•
Test Preparation and Assessment: We create and sell state-customized, print and digital, test preparation and assessment materials that help teachers prepare students for success in school and for required state proficiency tests for grades 1-12.

•
Instruction: We produce and sell proprietary state-customized print worktexts and print and web-based delivered assessments for grades 1-8.  These products provide students with in-depth instruction and practice in reading, language arts, and mathematics.  In addition, our backlist remedial and multicultural products are included in this group.

Literacy
•
We distribute for three publishers, on an exclusive basis in the United States, supplemental literacy materials for grades K-8.  These materials include an extensive selection of leveled reading materials, high interest engaging resources for striving readers, series that integrate reading, science and social studies, and selections and strategies for students who are in the process of learning English.

College Preparation
•
We distribute and publish instructional materials that meet the required academic standards for high school honors, college preparation, and Advanced Placement courses. We are the exclusive high school distributor for two major college publishers.  We also publish our own proprietary college preparation supplements and ancillary materials.

Forward-Looking Statements

This press release contains forward-looking statements (as defined in section 21E of the Securities Exchange Act of 1934) regarding the Company and its markets. These forward-looking statements involve a number of risks and uncertainties, including (1) changes in demand from customers, (2) changes in product or customer mix or revenues and in the level of operating expenses, (3) rapidly changing technologies and the Company's ability to respond thereto, (4) the impact of competitive products and pricing, (5) federal, state and local levels of educational spending, (6) the Company’s ability to retain qualified personnel, (7) the Company’s ability to retain its distribution agreements in the College Preparation and Literacy markets, (8) the sufficiency of the Company’s copyright protection, and (9) the Company’s ability to continue to rely on the services of a third-party warehouse, and other factors as discussed in the Company’s filings with the SEC. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release. Readers are urged to carefully review and consider the various disclosures made by the Company in this press release and the reports the Company files with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect the Company's business and results of operations.

Contacts:

Peoples Education, Inc., Saddle Brook, NJ 07663
Investor Contact: James Kautz
Phone: 888-654-5318
Press Contact: Victoria Kiely
Phone: 201-712-0090 ext. 215
investorrelations@peoplesed.com

PEOPLES EDUCATIONAL HOLDINGS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands-Except Share Data)	UNAUDITED		UNAUDITED
	November 30, 2010	May 31, 2010	November 30, 2009
ASSETS
Current Assets
Cash and Cash Equivalents	$34	$110	$118
Accounts Receivable Net of Allow ances for
Doubtful Accounts and Returns	2,190	2,990	2,203
Inventory, Net	3,673	3,591	4,047
Prepaid Expenses and Other	320	264	347
Prepaid Marketing Expenses	625	642	617
Deferred Income Taxes	632	833	708
Total Current Assets	7,474	8,430	8,040

Equipment - At Cost, Less Accumulated Depreciation
of $2,528, $2,444 and $2,358, respectively	206	249	319

Other Assets
Deferred Prepublication Costs, Net	13,445	12,864	12,233
Deferred Income Taxes	402	477	700
Trademarks, Net	226	189	188
Prepaid Expenses and Other	131	167	224
Total Other Assets	14,204	13,697	13,345

Total Assets	$21,884	$22,376	$21,704

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Current Maturities of Long Term Obligations	$2,000	$2,000	$2,012
Accounts Payable	6,097	4,904	5,392
Accrued Compensation	199	153	155
Other Accrued Expenses	438	527	557
Deferred Revenue	534	404	375
Total Current Liabilities	9,268	7,988	8,491

Long Term Obligations, Less Current Maturities	6,315	8,584	6,528

Total Liabilities	15,583	16,572	15,019

Commitments and Contingencies

Stockholders' Equity

Preferred Stock, authorized 1,500,000 shares; none issued	-	-	-
Common Stock, $0.02 par value; authorized 8,500,000 shares;
issued: 4,481,434, as of November 30, 2010 and 4,478,434
shares as of May 31, 2010 and November 30, 2009	90	90	90
Additional Paid In Capital	8,146	8,120	8,094
Accumulated Deficit	(1,871)	(2,342)	(1,435)
Treasury Stock - 16,232 shares, at cost	(64)	(64)	(64)
Total Stockholders' Equity	6,301	5,804	6,685

Total Liabilities and Stockholders' Equity	$21,884	$22,376	$21,704

PEOPLES EDUCATIONAL HOLDINGS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In Thousands, Except Per Share Data)
	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2010	2009	2010	2009
Revenue, Net	$6,156	$7,305	$19,304	$22,054

Cost of Revenue
Direct Costs	2,399	2,727	9,065	10,141
Prepublication Cost Amortization	1,239	1,328	2,533	2,728
Total	3,638	4,055	11,598	12,869

Gross Profit	2,518	3,250	7,706	9,185

Selling, General and Administrative Expenses	3,374	3,640	6,783	7,150

Income (Loss) from Operations	(856)	(390)	923	2,035

Other Expenses, Net	9	3	17	14
Interest Expense	58	65	159	160

Income (Loss) Before Income Taxes	(923)	(458)	747	1,861

Income Tax Expense (Benefit)	(342)	(155)	276	703

Net Income (Loss)	$(581)	$(303)	$471	$1,158

Net Income (Loss) per Common Share:
Basic and Diluted	$(0.13)	$(0.07)	$0.11	$0.26

Weighted-average Number of
Common Shares Outstanding:
Basic	4,465	4,462	4,464	4,462
Diluted	4,465	4,462	4,465	4,465

PEOPLES EDUCATIONAL HOLDINGS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In Thousands)	Six Months Ended
	November 30,
	2010	2009
Cash Flows From Operating Activities
Net Income	$471	$1,158
Adjustments to Reconcile Net Income to Net Cash
Provided by Operating Activities
Depreciation	84	117
Amortization of Prepublication Costs and Intangible Assets	2,544	2,735
Stock-Based Compensation	22	34
Market Value Adjustment of Interest Rate Sw ap	16	(79)
Deferred Income Taxes	276	690
Changes in Assets and Liabilities
Accounts Receivable	800	639
Inventory	(82)	172
Prepaid Expenses and Other	(20)	25
Prepaid Marketing Expenses	17	245
Accounts Payable and Accrued Expenses	1,150	1,081
Deferred Revenue	130	97
Net Cash Provided By Operating Activities	5,408	6,914

Cash Flow s From Investing Activities
Purchases of Equipment	(41)	(49)
Expenditures for Intangibles	(48)	(25)
Expenditures for Prepublication Costs	(3,114)	(1,495)
Net Cash Used In Investing Activities	(3,203)	(1,569)

Cash Flow s From Financing Activities
Net Payments Under Line of Credit	(1,285)	(4,247)
Exercise of Stock Options	4	-
Principal Payments On Long-Term Debt	(1,000)	(1,022)
Net Cash Used In Financing Activities	(2,281)	(5,269)

Net Increase (decrease) in Cash and Cash Equivalents	(76)	76

Cash and Cash Equivalents
Beginning of Period	110	42
End of Period	$34	$118

Supplemental Cash Flow Information
Cash Payments for:
Interest	$135	$252

Exhibit 1

Reconciliation of Net Income (Loss) to Non-GAAP Adjusted Net Income (Loss)
(In Thousands - Except Share Data)
	Three Months Ended		Six Months Ended
	11/30/2010	11/30/2009	11/30/2010	11/30/2009
Net Income (Loss)	$(581)	$(303)	$471	$1,158
Amortization of Prepublications Costs	1,239	1,328	2,533	2,728
Cash Expenditures for Prepublication Costs	(1,620)	(761)	(3,114)	(1,495)
Market Value Adjustment of Interest Rate Sw ap	(7)	(40)	16	(79)
Adjusted Income Tax Expense (Benefit)	144	(195)	209	(427)
Non-GAAP Net Income (Loss)	$(825)	$29	$115	$1,885

Basic Weighted Shares Outstanding	4,465	4,462	4,464	4,462

Non-GAAP Earnings Per Share	$(0.18)	$0.01	$0.03	$0.42

Exhibit 2

Reconciliation of Net Cash Provided By Operating Activities to Free Cash Flow
(In Thousands)
	Three Months Ended		Six Months Ended
	11/30/2010	11/30/2009	11/30/2010	11/30/2009
Net Cash Provided By Operating Activities	$986	$2,378	$5,408	$6,914
Cash Expenditures for Equipment and Intangibles	(18)	(36)	(89)	(74)
Cash Expenditures for Prepublication Costs	(1,620)	(761)	(3,114)	(1,495)
Free Cash Flow	$(652)	$1,581	$2,205	$5,345